Powerstorm Capital Corporations

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

Powerstorm Capital Corp. (the “Company”) will conduct its business honestly and ethically wherever we operate in the world. We will constantly improve the quality of our services, products and operations and will maintain a reputation for honesty, fairness, respect, responsibility, and integrity, trust and sound business judgment. No illegal or unethical conduct on the part of our directors, officers or employees or their affiliates is in the Company’s best interest. The Company will not compromise its principles for short-term advantage. The honest and ethical performance of this company is the sum of the ethics of the men and women who work here. Thus, we are all expected to adhere to high standards of personal integrity.

This Code of Ethics covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all directors, officers and employees of the Company. All of our directors, officers and employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. This Code of Ethics should also be provided to and followed by the Company’s agents and representatives, including consultants.

If required by applicable law, this Code of Ethics will be filed with the Securities and Exchange Commission (the “SEC”), posted on the Company’s website or otherwise made available for examination by our shareholders.

Compliance with Laws, Rules and Regulations.

Obeying the law, both in letter and in spirit, is the foundation on which the Company’s ethical standards are built. All directors, officers and employees must respect and obey the laws of the United States and of the cities, states and countries in which we operate. In particular, all directors, officers and employees must comply with federal securities laws, rules and regulations that govern the Company.

Avoidance of Conflicts of Interest.

The Company’s directors, officers and employees must never permit their personal interests to conflict, or even appear to conflict, with the interests of the Company. A “conflict of interest” exists when a person’s private interest interferes in any way, or even appears to interfere, with the Company’s interests. A conflict situation can arise when a director, officer or employee takes actions, or has interests, that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when a director, officer or employee, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company. Loans to, or guarantees of the obligations of, directors, officers and employees and their family members may create conflicts of interest.

For example, it is a conflict of interest for a director, officer or employee to work simultaneously for a competitor or customer, even as a consultant or board member. Each director, officer and employee must be particularly careful to avoid representing the Company in any transaction with a third party with whom the director, officer or employee has any outside business affiliation or relationship. The best policy is to avoid any direct or indirect business connection with our customers and competitors, except on our behalf.

Conflicts of interest are prohibited under this Code of Ethics except in limited cases under guidelines or exceptions specifically approved in advance by the Board of Directors.

Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with your supervisor or with Human Resources. Any director, officer or employee who becomes aware of any transaction or relationship that is a conflict of interest or a potential conflict of interest should bring it to the attention of MS A. PRUTEANU, CEO.

Bribes, Kickbacks and Gifts.

No bribes, kickbacks or other similar remuneration or consideration may be given to any person or organization in order to attract or influence business activity. The United States Foreign Corrupt Practices Act and those similar laws in other countries in which the Company operates prohibit the giving of anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. Therefore, this Code of Ethics strictly prohibits making illegal payments to government officials of any country.

The Company’s directors, officers and employees are also prohibited from receiving or providing gifts, gratuities, fees or bonuses as an inducement to attract or influence business activity. No entertainment should ever be offered, given or accepted by any director, officer or employee (or any family member of any such person) in connection with our business activities unless it: (a) is consistent with customary business practices; (b) is not excessive in value; (c) cannot be construed as a bribe or payoff; and (d) does not violate any laws or regulations. Please discuss with your supervisor or our Human Resources Department any entertainment that you are not certain is appropriate.

The Company’s employees should also immediately contact management if they suspect that the independent agents engaged by the Company are engaging in illegal bribes on behalf of the Company. No such agent may continue to represent the Company.

Confidential Information.

Our directors, officers and employees will often come into contact with, or have possession of, confidential information about the Company or our suppliers, customers or affiliates, and they must take all appropriate steps to assure that the confidentiality of such information is maintained. Confidential information includes all nonpublic information that might be of use to competitors or harmful to the Company if disclosed. It also includes nonpublic information that our suppliers, customers or affiliates have entrusted to us.

Confidential information, whether it belongs to the Company or any of our suppliers, customers or affiliates, may include, among other things, strategic business plans, actual operating results, projections of future operating results, marketing strategies, customer lists, personnel records, proposed acquisitions and divestitures, new investments, changes in dividend policies, the proposed issuance of additional securities, management changes or manufacturing costs, processes and methods. Confidential information about our company and other companies, individuals and entities must be treated with sensitivity and discretion and only be disclosed to persons within the Company whose positions require use of that information or if disclosure is required by applicable laws, rules and regulations.

Insider Trading.

Any misuse of material nonpublic information in connection with trading in the Company’s securities, or in the securities of another company or entity with which we do business, can expose an individual to civil penalties, criminal fines and a prison term under the Securities Exchange Act of 1934 (the “Exchange Act”) and related laws. Material information is information that a reasonable investor would consider important in a decision to purchase or sell securities of the Company or of any company or other entity with which we do business. In short, information is material if it could reasonably be expected to affect the price of our stock or the stock of another company or entity. The examples of confidential information that are listed in the preceding paragraph are also examples of information that generally is considered “material.”

Under the Exchange Act, directors, officers and employees who possess material information about the Company that is not available to the public are considered “insiders.” Spouses, relatives, friends, suppliers, customers, brokers and others outside the Company who may have acquired the material nonpublic information directly or indirectly from a director, officer or employee are also considered “insiders.” The Exchange Act and this Code of Ethics prohibit insiders who possess material information about the Company from trading in, or recommending the sale or purchase of, the Company’s securities until the end of the second business day after the material information has been disclosed by the Company to the public through a press release or a report that is filed with the SEC.

The following guidelines should be followed in dealing with material nonpublic information:

•	Until the end of the second business day after material information about the Company has been publicly disclosed by the Company through a press release or a report that is filed with the SEC, a director, officer or employee may not disclose the information to any family member or any other person or entity except persons within the Company whose positions require use of that information.

•	Until the end of the second business day after material information about the Company has been publicly disclosed in the manner described above, a director, officer or employee who possesses that information may not purchase or sell any of the Company’s securities, except pursuant to a written prearranged trading plan that satisfies applicable legal requirements and that has been approved in advance by the Company’s General Counsel. This prohibition applies to relatives who live in your household and to corporations, trusts, partnerships and other entities that are under your control.
•	Until the end of the second business day after material information about another company or entity with which we do business has been publicly disclosed in the manner described above, a director, officer or employee who possesses that information may not purchase or sell any securities of the other company or entity or disclose the material information to anyone except those within the Company whose positions require use of that information. This prohibition applies to relatives who live in your household and to corporations, trusts, partnerships and other entities that are under your control.
•	A short sale of the Company’s securities evidences an expectation on the part of the seller that the securities will decline in value, and therefore signals to the market that the seller lacks confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Code of Ethics. This prohibition extends to so called short sales against the box, where the seller may own the securities being sold but may not deliver the securities to cover the sale order. Please refer to the “Statement of Company Policy Regarding Securities Trades by Company Personnel.”

Public Disclosure of Information Required by the Securities Laws.

At some stage the Company may become a public company that is required to file various reports and other documents with the SEC. An objective of this Code of Ethics is to ensure full, fair, accurate, timely and understandable disclosure in the reports and other documents that we file with, or otherwise submit to, the SEC and in the press releases and other public communications that we distribute.

The federal securities laws, rules and regulations require the Company to maintain “disclosure controls and procedures,” which are defined as controls and other procedures that are designed to ensure that financial information and non-financial information that is required to be disclosed by us in the reports that we file with or otherwise submit to the SEC (i) is recorded, processed, summarized and reported within the time periods required by applicable federal securities laws, rules and regulations and (ii) is accumulated and communicated to our management, including our President, Chief Executive Officer and Chief Financial Officer, in a manner allowing timely decisions by them regarding required disclosure in the reports.

Some of our directors, officers and employees will be asked to assist management in the preparation and review of the reports that we file with the SEC, including recording, processing, summarizing and reporting to management information for inclusion in these reports. If you are asked to assist in this process, you must comply with all disclosure controls and procedures that are communicated to you by management regarding the preparation of these reports. You must also perform with diligence any responsibilities that are assigned to you by management in connection with the preparation and review of these reports, and you may be asked to sign a certification to the effect that you have performed your assigned responsibilities.

SEC regulations either currently or at some future date may impose upon our President, Chief Executive Officer and Chief Financial Officer various obligations in connection with annual and quarterly reports that we file with the SEC, including responsibility for: • Establishing and maintaining disclosure controls and procedures and internal controls and procedures for financial reporting that, among other things, ensure that material information relating to the Company is made known to them on a timely basis;

•	Designing the internal controls and procedures for financial reporting to provide reasonable assurances that the Company’s financial statements are fairly presented in conformity with generally accepted accounting principles;
•	Evaluating on a quarterly basis the effectiveness of the Company’s disclosure controls and procedures and internal controls and procedures for financial reporting;
•	Disclosing to the Company’s auditors and audit committee (i) specified deficiencies and weaknesses in the design or operation of internal controls and procedures for financial reporting, (ii) fraud that involves management or other employees who have a significant role in the Company’s internal controls and procedures for financial reporting, and (iii) specified changes relating to the Company’s internal controls and procedures for financial reporting; and
•	Providing certifications in the Company’s annual and quarterly reports regarding the above items and other specified matters. This Code of Ethics requires our President, Chief Executive Officer and Chief Financial Officer to carry out their designated responsibilities in connection with our annual and quarterly reports, and this Code of Ethics requires you, if asked, to assist our executive officers in performing their responsibilities under these SEC regulations. For those SEC regulations, which are not currently applicable to the Company, the President, Chief Executive Officer and Chief Financial Officer, as well as any other officer with similar functions, may on a future date be required to comply with them.

Record-Keeping.

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported. Also, business expense accounts must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or General Manager.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must accurately and appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls for financial reporting and disclosure controls and procedures. All transactions must be recorded in a manner that will present accurately and fairly our financial condition, results of operations and cash flows and that will permit us to prepare financial statements that are accurate, complete and in full compliance with applicable laws, rules and regulations. Unrecorded or “off the books” funds or assets should not be maintained unless expressly permitted by applicable laws, rules and regulations.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memoranda and formal reports.

Records should be retained in accordance with the Company’s record retention policies, and records should be destroyed only if expressly permitted by our record retention policies and applicable laws, rules and regulations. If you become the subject of a subpoena, lawsuit or governmental investigation relating to your work at the Company, please contact our General Counsel immediately.

Corporate Opportunities.

Directors, officers and employees are prohibited from taking for themselves personally opportunities that are discovered through the use of the Company’s property or confidential information or as a result of their position with the Company, except upon the prior written consent of the Board of Directors. No director, officer or employee may use corporate property, information or position for improper personal gain; no director, officer or employee may use company contacts to advance his or her private business or personal interests at the expense of the Company or its customers, suppliers or affiliates; and no director, officer or employee may directly or indirectly compete with the Company. Directors, officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Competition and Fair Dealing.

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each director, officer and employee should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and affiliates. No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair-dealing practice.

To maintain the Company’s valuable reputation, compliance with our quality processes and safety requirements is essential. In the context of ethics, quality requires that our products and services be designed to meet our obligations to customers. All inspection and testing documents must be handled in accordance with all applicable laws, rules and regulations.

Protection and Proper Use of Company Assets.

Directors, officers and employees should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-company business, though incidental personal use of items such as telephones and computers may be permitted pursuant to written policies approved by the Board of Directors. The obligation of directors, officers and employees to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

Discrimination and Harassment.

The diversity of the Company’s directors, officers and employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment or any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

Health and Safety.

The Company strives to provide each director, officer and employee with a safe and healthful work environment. Each director, officer and employee has responsibility for maintaining a safe and healthy workplace for all other persons by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions. Violence and threatening behavior are not permitted. Directors, officers and employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

Waivers and Amendments of the Code of Ethics.

A waiver of any provision of this Code of Ethics may be granted to any director, officer or employee only by the Company’s Board of Directors, and any such waiver will promptly be publicly disclosed as required by law.

Reporting Code violations

Part of your job and ethical responsibility is to help enforce this Code. You should be alert to possible violations and promptly report violations or suspected violations of this Code to the President, General Counsel or Chief Financial Officer. If your situation requires that your identity be kept secret, your anonymity will be preserved to the greatest extent reasonably possible. If you wish to remain anonymous, send a letter addressed to one of the above officers at the Company’s place of business. If you make an anonymous report, please provide as much detail as possible, including copies of any documents that you believe may be relevant to the issue.

Disciplinary action

The Company will take appropriate action against any Director, officer or employee whose actions are found to violate the Code. Disciplinary actions may include, at the Company’s sole discretion, oral or written reprimand, suspension or immediate termination of employment or business relationship, or any other disciplinary action or combination of disciplinary actions as deemed appropriate to the circumstances. A record of the disciplinary action will be retained in the Director, officer or employee’s personnel file. In determining what disciplinary action is appropriate in a particular case, the Company will take into account all relevant information, including the nature and severity of the violation, any history of warnings and violations, whether the violation appears to have been intentional or inadvertent and whether the violator reported his or her own misconduct. The Company will strive to enforce the Code in a consistent manner while accounting for all relevant information. An alleged violator may make a written request for reconsideration within 14 days of notification of the final disciplinary decision.